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                                                                    EXHIBIT 6.10

                              CONSULTING AGREEMENT

CONSULTING AGREEMENT made this 30th day of October, 2000 by and between ULTRASTRIP SYSTEMS, INC., a Florida corporation ("Ultrastrip"), and T.A.S.T. CORPORATION, a New Jersey corporation ("T.A.S.T.").

                                    RECITAL:

Ultrastrip wishes to engage T.A.S.T. as a business development consultant and T.A.S.T. is willing to accept such engagement on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed as follows:

1. RESPONSIBILITIES. As an independent contractor, T.A.S.T. shall devote time and attention to procuring coatings removal orders from Cammell Laird Company in the United Kingdom and Dubai Drydocks in the Middle East for Ultrastrip's robotic hydroblasting contract services division. In addition, upon request of Ultrastrip, T.A.S.T. shall assist in the development of business relations between Ultrastrip and shipyards worldwide. Services shall be rendered by T.A.S.T. without any direct supervision by Ultrastrip. T.A.S.T. shall devote such time as is necessary to fulfill such duties.

2. COMPENSATION. As compensation for services rendered hereunder, T.A.S.T. shall be issued fifty thousand (50,000) shares of Ultrastrip's common stock. T.A.S.T. acknowledges (a) that it shall acquire and hold said shares for investment purposes only and not with a view to the distribution or transfer thereof and
(b) that said shares are "restricted" under federal securities laws and may not be resold unless they are registered with the Securities and Exchange Commission or qualify for an exemption from such registration. In the event that any entity first introduced to Ultrastrip by T.A.S.T. orders robotic hydroblasting services from Ultrastrip, T.A.S.T. shall receive two percent (2%) of such proceeds as a commission, provided that T.A.S.T. shall have informed Ultrastrip in writing as to the identities of such entities before soliciting them and obtained the written approval of Ultrastrip to solicit them. In the event that any individual or entity first introduced to Ultrastrip by T.A.S.T. invests in Ultrastrip, T.A.S.T. shall receive five percent (5%) of such proceeds as a commission, provided that T.A.S.T. shall have informed Ultrastrip in writing as to the identities of any such parties before entering into any discussions about such investment and obtained the written approval of Ultrastrip to commence such discussions.



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3. EXPENSE REIMBURSEMENT. Ultrastrip shall reimburse T.A.S.T. for all travel and related expenses incurred by T.A.S.T. in performing services hereunder upon presentation of expense statements, vouchers or other evidence of payment, provided that T.A.S.T. shall have received the express written consent of Ultrastrip before the incurrence of any expense in excess of five hundred dollars ($500). Ultrastrip has advanced to T.A.S.T. the sum of ten thousand dollars ($10,000) for anticipated expenses under this provision.

4. CONFIDENTIALITY COVENANT.

         (a) PROPRIETARY INFORMATION.

                  (i) T.A.S.T. acknowledges that during the course of performing services hereunder, Ultrastrip may disclose information which Ultrastrip considers proprietary and secret ("Proprietary Information"). Any such Proprietary Information shall be disclosed to T.A.S.T. in written or oral form and marked "Proprietary Information" if in written form. If Ultrastrip is unable to disclose such information initially in written form, it shall, within sixty
(60) days of first orally disclosing such information, provide T.A.S.T. with a copy of such information in written form marked "Proprietary Information."

                  (ii) T.A.S.T. shall not disclose any Proprietary Information to any person or entity other than representatives or agents of Ultrastrip. T.A.S.T. shall treat all such information as the confidential and proprietary property of Ultrastrip.

                  (iii) Information shall not be marked "Proprietary Information" if it (A) is or becomes generally available to the public other than by disclosure in violation of this Agreement; (B) was within T.A.S.T.'s possession prior to being furnished to it by Ultrastrip hereunder; (C) becomes available to T.A.S.T. on a non-confidential basis from a party which does not have a confidentiality obligation to Ultrastrip respecting such information; or
(D) is independently developed by T.A.S.T. without reference to any information received from Ultrastrip by T.A.S.T.

                  (iv) T.A.S.T. may disclose any Proprietary Information that is required to be disclosed by law, government or court order. If disclosure is required, T.A.S.T. shall give Ultrastrip advance notice so that Ultrastrip may seek a protective order or take other action reasonable in light of the circumstances.

                  (v) Upon termination of this Agreement, T.A.S.T. shall promptly return to Ultrastrip all materials containing Proprietary Information as well as data, records, reports and other property furnished by Ultrastrip to T.A.S.T., together with all copies of any of the foregoing. Notwithstanding such



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return, T.A.S.T. shall continue to be bound by the terms of the confidentiality provisions contained in this Agreement for a period of five (5) years after termination of this Agreement.

         (b) DATA OWNERSHIP. Ownership of data generated by T.A.S.T. while performing duties under this Agreement is vested exclusively in Ultrastrip.

         (c) ABSENCE OF CONFLICT. T.A.S.T. represents and warrants that its performance of the provisions of this Section 4 does not and will not breach any agreement to keep in confidence Proprietary Information acquired by it in confidence or in trust. T.A.S.T. further represents and warrants that it has not entered into and shall not enter into any agreement, either written or oral, in conflict with its ability to assign specific rights as described herein or with its ability to perform the duties as described herein.

5. ADDITIONAL COVENANTS. T.A.S.T. acknowledges that Ultrastrip would be irreparably harmed if it fails to comply with the obligations listed below. Accordingly, in consideration of the benefits inuring to T.A.S.T. hereunder, and as an inducement to Ultrastrip to enter into this Agreement, T.A.S.T. hereby covenants and agrees that during the Term and for a period of five (5) years from the date of termination or expiration of the Term or any extension thereto, it will not:

         (a) disclose to any third party Proprietary Information obtained during the Term of this Agreement without the express written permission of Ultrastrip unless expressly required to do so by a regulatory agency or by a court order;

         (b) solicit, entice or induce any employee of Ultrastrip to terminate his or her employment or engage in any competitive business;

         (c) solicit, entice or induce any vendor, investor, customer or distributor of Ultrastrip to terminate or diminish its relation with Ultrastrip; or

         (d) otherwise damage, disparage or interfere with Ultrastrip's business.

T.A.S.T. acknowledges that the foregoing covenants will not prevent it from conducting its primary business or consulting for other companies. They are designed to prevent a competitive business from gaining unfair advantage from T.A.S.T.'s knowledge of Proprietary Information or otherwise damaging or interfering with Ultrastrip's business.

6. TERMINATION. This Agreement shall commence on the date of mutual execution hereof and remain effective until terminated by either party (the "Term").



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T.A.S.T. may terminate this Agreement upon sixty (60) days' prior written notice. T.A.S.T.'s covenants and agreements under Sections 4 and 5 hereof shall survive the termination or expiration of the Term. T.A.S.T. acknowledges that legal remedies for the breach or threatened breach of such covenants and agreements would be inadequate and therefore agrees that Ultrastrip shall be entitled to injunctive relief, in addition to any other available rights and remedies, in case of any breach or threatened breach.

Ultrastrip may terminate this Agreement upon written notice for breach hereof by T.A.S.T., if Ultrastrip enters into bankruptcy or receivership proceedings, or in the event of a merger or consolidation in which Ultrastrip is not the survivor.

7. MISCELLANEOUS.

         (a) In the event that there is any dispute between the parties hereto, the parties agree to submit the matter to binding arbitration in Stuart, Florida in accordance with the commercial rules of the American Arbitration Association then applicable before a panel of three (3) arbitrators. The decision of the panel of arbitrators shall be final, binding and conclusive upon the parties hereto and judgment thereon may be entered in any court having jurisdiction. The costs of such arbitration shall be paid or reimbursed by the non-prevailing party.

         (b) This Agreement contains the entire understanding between the parties concerning the subject matter hereof.

         (c) This Agreement may not be assigned or conveyed. The consulting obligations set forth herein are the personal obligations of T.A.S.T.

         (d) This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         (e) Any notices, demands, directions or requests required or desired to be given hereunder to a party hereto shall be in writing and shall be given or made by first-class mail to the respective address written below. Each party may designate a different address by notice in writing to the other party.

         (f) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors.

         (g) This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.




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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                               ULTRASTRIP SYSTEMS, INC.


                               By: /s/ Dennis E. McGuire
                                  --------------------------------
                                  Dennis E. McGuire, President
                                  Address: 3515 S.E. Lionel Terrace
                                           Stuart, FL 33996



                               T.A.S.T. CORPORATION

                               By: /s/ Alfred E. Stanford
                                  --------------------------------
                                  Alfred E. Stanford, President
                                  Address: 629 Stephanie Drive
                                           N. Caldwell, NJ 07006




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